Credit Suisse Emerging Markets Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2003


Portfolio:			Credit Suisse Emerging Markets Fund


Security:			China Oilfield Services, Ltd.


Date Purchased:			11/18/2002


Price Per Share:		$1.68


Shares Purchased
by the Portfolio *:		310,000


Total Principal Purchased
by the Portfolio *:		$520,800


% of Offering Purchased
by the Portfolio:		0.02331%


Broker:				Merrill Lynch, Pierce, Fenner and Smith


Member:				CS First Boston